Exhibit 99.1
P.F. Chang’s China Bistro, Inc.
P.F. CHANG’S FIRST QUARTER REVENUES GROW 16%
SCOTTSDALE, ARIZONA (April 4, 2007) P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) today reported consolidated revenues of $264.4 million for the first quarter ended April 1, 2007 compared to $228.6 million for the first quarter of 2006. Sales at the company owned P.F. Chang’s China Bistro restaurants accounted for $207.0 million of consolidated revenues, sales at the company’s Pei Wei Asian Diner restaurants accounted for $56.7 million of consolidated revenues and sales at the company’s Taneko Japanese Tavern restaurant accounted for $0.7 million of consolidated revenues.
For the 13 weeks ended April 1, 2007, comparable store sales decreased 2.5% at the Bistro (taking into account a 2% to 3% effective price increase) and increased 0.5% at Pei Wei (taking into account a 2% to 3% effective price increase) as compared to the 13 weeks ended April 2, 2006. Comparable store sales at the Bistro decreased 2.9%, 1.6% and 3.0% for January, February and March, respectively, and decreased 1.4% in January and increased 2.7% and 0.5% for February and March, respectively, at Pei Wei.
During the first quarter of 2007, the company opened one new Bistro restaurant and 10 new Pei Wei restaurants.
The company intends to release its first quarter earnings results on April 25, 2007 at approximately 7:00 am ET. A conference call will be held later that same day at 1:00 pm ET. A webcast of the conference call can be accessed at www.pfcb.com.
P.F. Chang’s China Bistro, Inc. owns and operates three restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility. Taneko Japanese Tavern features natural, organic and seasonal ingredients highlighting the diverse cooking styles of Japan.

The statements contained in this press release that are not purely historical, including the company’s estimates of its revenues, earnings and comparable store sales, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company’s ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company’s ability to hire, train and retain skilled management and other personnel; the company’s ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; customer acceptance of new concepts; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company’s recent SEC filings.

Contact:	P.F. Chang’s China Bistro, Inc.		(480) 888-3000

	Media:	Laura Cherry	laura.cherry@pfcb.com
	Investor:	Mark Mumford	mark.mumford@pfcb.com

P.F. Chang’s China Bistro
Supplemental Sales Information (Company Owned)
Year of Unit Opening (1)

	Pre-2000	2000	2001	2002	2003	2004	2005	2006	2007	Total

Units	35	16	13	14	18	18	18	20	1	153
Sales (000)
1Q07	54,138	23,539	18,803	18,201	24,965	20,158	21,081	25,819	283	206,987
Average Weekly Sales (AWS)
1Q07	118,984	113,168	111,264	100,004	106,687	86,144	90,092	99,305	94,358	104,592
Year-Over-Year Change in AWS (2)
1Q07	-2.5%	-3.2%	-3.4%	-2.2%	-1.4%	-2.2%	-7.9%	-37.5%	—	-3.3%
Year-Over-Year Change Comp Store Sales (3)
Units	35	16	13	14	18	18	13	—	—	127
1Q07	-2.5%	-3.2%	-3.4%	-2.2%	-1.4%	-2.2%	-3.4%	—	—	-2.5%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit is included in the year-over-year change in AWS in the thirteenth month of operation.

(3)	A unit becomes comparable in the eighteenth month of operation.

Pei Wei Asian Diner
Supplemental Sales Information
Year of Unit Opening (1)

	2000	2001	2002	2003	2004	2005	2006	2007	Total

Units	1	4	11	17	20	24	30	10	117
Sales (000)
1Q07	782	2,278	6,196	9,378	10,689	11,502	13,784	2,047	56,656
Average Weekly Sales (AWS)
1Q07	60,181	43,804	43,330	42,436	41,111	36,866	35,343	35,908	39,127
Year-Over-Year Change in AWS (2)
1Q07	-3.4%	-2.3%	-1.9%	1.5%	0.2%	3.8%	-10.9%	—	0.6%
Year-Over-Year Change Comp Store Sales (3)
Units	1	4	11	17	20	19	—	—	72
1Q07	-3.4%	-2.3%	-1.9%	1.5%	0.2%	2.9%	—	—	0.5%

(1)  Includes all restaurants opened in the period indicated.
(2)  A unit is included in the year-over-year change in AWS in the thirteenth month of operation.
(3)  A unit becomes comparable in the eighteenth month of operation.